EXHIBIT 99.1

Boston Life Sciences Announces Organizational Changes; Restructuring of Board of Directors and Hiring of Chief Operating Officer

BOSTON—(BUSINESS WIRE)—Oct. 29, 2004—Boston Life Sciences, Inc. (NASDAQ: BLSI) announced certain organizational changes to its Board of Directors and management team.

Peter Savas, BLSI Chairman and CEO, announced that Mark Pykett will join the Company on November 1, 2004 as Executive Vice President and Chief Operating Officer. “Dr. Pykett brings extensive experience in managing all aspects of a biotechnology company’s operations including business development, licensing and partnering, pre-clinical and clinical development and general management,” stated Mr. Savas. Prior to joining the Company, Mark was President and CEO of Cytomatrix that he co-founded and recently merged with CyGenics, Ltd. Mark holds a Ph.D in Molecular Biology and a V.M.D. from the University of Pennsylvania as well as an M.B.A. from Northeastern University.

Under a restructuring of the Board of Directors, Robert Gipson and Marc Lanser have resigned. Dr. Lanser will remain as President and CSO. Mr. Savas stated, “The Company will recruit an independent industry expert to fill the fifth Board seat.”

“With Peter Savas as Chairman and CEO, it is an appropriate time for me to resign to enable him to rebuild the Board. I have complete confidence in this new management team and in the continuing independent directors.” stated Mr. Gipson.

Boston Life Sciences, Inc. (BLSI) is a biotechnology company engaged in the research and clinical development of novel diagnostic and therapeutic products for central nervous system diseases and cancer. The company’s current product pipeline includes ALTROPANE(R), AXOSINE(TM), FLUORATEC(TM) and Troponin I.

Statements made in this press release other than statements of historical fact represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as the expected timing and results of clinical trials, achievements and milestones, schedules of IND, NDA and all other regulatory submissions and the possible approval of products. All such forward-looking statements involve substantial risks and uncertainties, and actual results may vary materially from these statements. Factors that may affect future results include: the availability and adequacy of financial resources, delays in the regulatory or development processes, results from clinical and pre-clinical trials, regulatory decisions, market acceptance of the Company’s products, the ability to obtain intellectual property protection, the outcome of discussions with potential partners and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K.

CONTACT: Boston Life Sciences, Inc.

Joseph Hernon, 617-425-0200

Chief Financial Officer

jhernon@bostonlifesciences.com

SOURCE: Boston Life Sciences, Inc.